                                                                     EXHIBIT 8.2

December __, 1996


STAT Healthcare, Inc.
12450 Greenspoint Drive, Suite 1200
Houston, Texas  77060

                     RE:  MERGER OF SHI ACQUISITION CORP.,
         A WHOLLY-OWNED SUBSIDIARY OF AMERICAN MEDICAL RESPONSE, INC.,
                      WITH AND INTO STAT HEALTHCARE, INC.

Dear Sirs:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to certain federal income tax consequences of the merger (the "Merger") of SHI Acquisition Corp., a Delaware corporation ("Transitory Sub"), with and into STAT Healthcare, Inc., a Delaware corporation ("STAT"), pursuant to the Agreement and Plan of Merger dated as of October 7, 1996 (the "Merger Agreement") among STAT, American Medical Response, Inc., a Delaware corporation ("AMR"), and Transitory Sub. Our opinion is based on the representations and warranties set forth in the Merger Agreement and the representations and warranties set forth in the respective Stockholder Agreements dated as of October 7, 1996 between American and certain stockholders of STAT.

With respect to the pertinent facts and circumstances regarding the proposed transaction our opinion is based solely upon information provided to us in the Agreements and information and representations provided to us as set forth in the sections of this letter entitled "FACTS," "PROPOSED TRANSACTION" and "REPRESENTATIONS."

You have advised us that the information contained herein and in the Agreements and Proxy Statement/Prospectus of STAT related to the Merger provides an accurate and complete description of the facts and circumstances concerning the proposed transaction, and you are aware that KPMG has made no independent inquiry into them. Any variance or omission in the facts, circumstances, assumptions, or representations set forth below may adversely affect the views stated herein. We have reviewed no other legal documents which are necessary to effectuate the transaction. We assume that all steps will be properly effectuated under the applicable state and federal law and will be consistent with the information submitted to us.
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STAT Healthcare, Inc.
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Further, in rendering our opinion, we are relying upon the Internal Revenue Code of 1986 and Treasury Department regulations thereunder, both as amended and in effect on the date hereof, and Revenue Rulings, Revenue Procedures and reported judicial decisions as they existed on the date of this opinion letter. Each of the foregoing is subject to change or modification by subsequent legislation, or regulatory, administrative or judicial decisions. Any such change could also have an effect on the validity of the conclusions set forth herein retroactively or prospectively. Further, the opinion which is rendered should be considered together with various risks set forth in the "CAVEAT" section of this letter. Unless requested otherwise, we undertake no responsibility to update our opinion in the event of any subsequent change in the foregoing.

Our opinion is limited solely to the federal income tax consequences of the transaction to STAT Healthcare, Inc. American Medical Response, Inc., its transitory subsidiary, and the shareholders of STAT Healthcare, Inc. as set forth in the "OPINION" section of this letter and more specifically to the particular parties described in each separate paragraph therein. No opinion is rendered, expressed or implied with respect to the tax consequences of the proposed transaction to any other party. Furthermore, no opinion is expressed with respect to issues not specifically discussed herein or any other federal, state or local tax or the legal aspects of the proposed transaction.

                                     FACTS
                                     -----

STAT Healthcare, Inc. ("STAT") is a Delaware corporation engaged in business as a holding company. STAT's subsidiaries are engaged in the businesses of (1) offering physician practice management services to affiliated physician groups which staff hospital emergency rooms and (2) providing a continuum of disease management services primarily to patients with end-stage renal disease (chronic kidney failure). The authorized capital of STAT consists of 40,000,000 shares of $.01 par value common stock and 5,000,000 shares of $.01 par value preferred stock./1/ As of September 30, 1996, it had 14,975,412 shares of common stock issued and outstanding. Its common shares are traded on the NASDAQ National Market System. In addition, STAT has outstanding options to purchase 354,500/2/

__________________________________
/1/ In September 1994, STAT sold 74,000 shares of Series A convertible preferred stock (Preferred Stock) to STAT Physicians for $370,000. The Preferred Stock was converted into common stock at a rate of 20 shares of common stock for each share of Preferred Stock (1,480,000 common shares) upon the completion of STAT's initial public offering of common stock in 1995.
/2/ 304,500 Incentive Stock Options and 50,000 Non-Statutory Stock Options.
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STAT Healthcare, Inc.
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shares of its stock ("Options") and warrants to purchase 786,226 shares of its stock ("Warrants"). No shares of preferred stock have ever been outstanding other than as described in footnote 1.

AMR is a Delaware corporation engaged in the business of providing emergency and non-emergency ambulance services. As of September 30, 1996, the authorized stock of AMR consisted of 75,000,000 shares of voting common stock, $.01 par value per share ("AMR Common Stock") of which 21,029,705 were issued and outstanding and 500,000 shares of $.01 par value preferred stock, none of which was issued and outstanding. The stock of AMR is publicly traded.

Transitory Sub is a wholly-owned Delaware subsidiary of AMR created to accomplish the proposed transaction described below.

STAT and AMR believe that a combination of their respective businesses will enable both companies to diversify, grow and to operate more efficiently. Specifically, the complementary nature of the businesses of AMR and STAT creates the expectation that AMR and STAT could obtain synergistic benefits from a combination.

                             PROPOSED TRANSACTION
                             --------------------

In order to accomplish the aforementioned goals, the following transaction is proposed:

     (1) AMR has established Transitory Sub as a wholly-owned subsidiary.

     (2) Pursuant to the Merger Agreement, Transitory Sub will merge with and into STAT ("the Merger") and STAT shall survive. As a result, the STAT shareholders will receive solely shares of AMR Common Stock in exchange for their STAT common shares (other than cash paid in lieu of fractional shares).

As a result of the Merger, each share of STAT common stock issued and outstanding at the time thereof shall be converted into the right to receive .25 of a share of AMR Common Stock. No fractional shares of AMR Common Stock will be issued to STAT shareholders in the proposed transaction. Cash in lieu of such fractional shares will be paid to the STAT shareholders otherwise entitled to receive same.
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STAT Healthcare, Inc.
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Furthermore, each outstanding Option to purchase STAT common stock shall be assumed by AMR and the holder of such Option shall be entitled to purchase the number of AMR shares as the holder would have been entitled to receive pursuant to the Merger had such holder exercised the Option in full immediately prior to the Merger, at an exercise price determined pursuant to the Merger Agreement.

In addition, the Warrants that are not exercised or redeemed prior to the Merger shall be deemed to constitute a warrant to acquire the number of AMR shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had the holder exercised the Warrant in full immediately prior to the Merger, at an exercise price determined pursuant to the Merger Agreement.

                                REPRESENTATIONS
                                ---------------

The following representations have been made to KPMG with respect to the proposed transaction described above. It is understood that KPMG is relying on these representations in rendering its opinions and that KPMG has not verified any of the representations.

(a) The fair market value of the AMR Common Stock to be received by the shareholders of STAT will, in each instance, be approximately equal to the fair market value of the STAT stock surrendered in exchange therefor.

(b) There is no plan or intention on the part of shareholders of STAT to sell or otherwise dispose of any AMR Common Stock to be received in the proposed transaction which will reduce STAT's shareholders' holdings to a number of shares having, in the aggregate, a value of less than 50 percent of the total value of all the formerly outstanding stock of STAT as of the same date. For purposes of their representation, all sales, redemptions or other dispositions of stock, including the receipt of cash in lieu of fractional shares of AMR Common Stock, occurring prior to or after the Merger which are part of the plan of reorganization will be considered in determining if there will be a 50 percent continuing interest through ownership in AMR Common Stock.

(c) AMR does not presently own, directly or indirectly, nor has it owned within the preceding 5 years, directly or indirectly, any of the stock of STAT.
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STAT Healthcare, Inc.
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(d)  There is no indebtedness between STAT and AMR or STAT and Transitory Sub and there will be no indebtedness created between or among STAT and AMR as a result of the proposed transaction.

(e) STAT is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A))./3/

(f) AMR, STAT, and the shareholders of STAT will each pay their own expenses, if any, related to the proposed transaction./4/

(g) Following the proposed transaction, STAT will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets. For purposes of this representation, amounts paid by STAT to dissenters, amounts paid by STAT to shareholders who receive cash or other property, amounts used by STAT to pay reorganization expenses, and all redemptions, and distributions (except for regular, normal dividends) made by STAT will be included as the assets of STAT immediately prior to the transaction.

(h) Prior to the proposed transaction, AMR will be in control of Transitory Sub within the meaning of Section 368(c).

(i) STAT has no plan or intention to issue additional shares of its stock that would result in AMR losing control of STAT within the meaning of Section 368(c).

(j) AMR has no plan or intention to reacquire any of its stock issued in the transaction, other than in the ordinary course of its business.

(k) AMR has no plan or intention to liquidate STAT; to merge STAT with and into another corporation; to sell or otherwise dispose of the stock of STAT except for transfers of stock to corporations controlled by AMR; or to cause STAT to sell or otherwise dispose of any of its assets or of any of the assets

_______________________________
/3/ Unless otherwise noted, all references herein to "Section" are to provisions of the Internal Revenue Code of 1986, as amended.
/4/ Two STAT shareholders have received an advance from AMR for fees payable in connection with applications filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
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STAT Healthcare, Inc.
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     acquired from Transitory Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by AMR.

(l) Transitory Sub will have no liabilities assumed by STAT, and will not transfer to STAT any assets subject to liabilities in the transaction.

(m) Following the transaction, STAT will continue its historic business or use a significant portion of its historic business assets in a business.

(n)  In the Merger, shares of stock representing control of STAT, as defined in
     Section 368(c), will be exchanged solely for voting stock of AMR. For purposes of this representation, shares of STAT stock exchanged for cash or other property originating with AMR will be treated as outstanding STAT stock on the date of the transaction.

(o) At the time of the transaction, STAT will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in STAT that, if exercised or converted, would affect AMR's acquisition or retention of control of STAT, as defined in Section 368(c).

(p) No two parties to the proposed transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

(q) On the date of the proposed transaction, the fair market value of the assets of STAT will exceed the sum of its liabilities assumed, plus the amount of liabilities, if any, to which the assets are subject.

(r) The issuance of cash in lieu of fractional shares merely represents the mechanical rounding off of the fractional share interests. This step will be undertaken solely for the purpose of saving the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration.
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STAT Healthcare, Inc.
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(s)  The total amount of cash distributed in lieu of  fractional shares will constitute less than one percent in value of the total consideration distributed in the proposed transaction.


                                    OPINION
                                    -------

Based solely on the Agreements, the above facts, and representations set forth in items (a) through (s) above, it is the opinion of KPMG that the Federal income tax consequences of the merger of Transitory Sub with and into STAT are as follows:

(1) Provided the proposed merger of Transitory Sub with and into STAT qualifies as a statutory merger under State law, after the transaction STAT will hold substantially all of its assets and the assets of Transitory Sub (other than the value of the AMR Common Stock distributed in the transaction), and in the transaction the shareholders of STAT will exchange an amount of stock constituting control of STAT (within the meaning of Section 368(c)) solely for AMR voting stock, then the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A). The reorganization will not be disqualified by reason of the fact that the voting stock of AMR is used in the merger (Section 368(a)(2)(E)). For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Transitory Sub and STAT. STAT, AMR and Transitory Sub will each be "a party to a reorganization" within the meaning of Section 368(b)(1).

(2) No gain or loss will be recognized to the shareholders of STAT upon the receipt of solely AMR Common Stock in exchange for their shares of STAT common stock, (including any fractional share interest of AMR Common Stock to which they may be entitled). Section 354(a)(1).

(3) The basis of the AMR Common Stock received by the shareholders of STAT (including any fractional share interest to which they may be entitled) will be the same as the basis of STAT common stock surrendered in exchange therefor. Section 358(a)(1).
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STAT Healthcare, Inc.
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(4)  The holding period of the AMR Common Stock received by the shareholders of
     STAT (including any fractional share interest to which they may be entitled) will include the period during which the STAT common stock surrendered therefor was held, provided the stock of STAT is a capital asset in the hands of the shareholders of STAT on the date of the exchange.
     Section 1223(l).

(5) The payment of cash in lieu of fractional share interests in AMR Common Stock will be treated for Federal income tax purposes as if the fractional shares were issued as part of the exchange and then were redeemed by AMR for cash. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). (Rev. Proc. 77-41, 1977-2 C.B. 574).

(6) No gain or loss will be recognized to Transitory Sub on the transfer of its assets to STAT in exchange for common stock of STAT and the assumption by STAT of Transitory Sub's liabilities, if any. (Sections 361(a) and 357(a)).

(7) No gain or loss will be recognized to STAT upon the receipt of the assets of Transitory Sub in exchange for STAT common stock. (Section 1032(a)).

(8) No gain or loss will be recognized to AMR upon the receipt of stock of STAT solely in exchange for stock of Transitory Sub. (Section 354(a)(1)).


                                   DISCUSSION
                                   ----------

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger or consolidation. Section 1.368-2 of the Income Tax Regulations provides that for a reorganization to qualify under (S)368(a)(1)(A), it must be "effected pursuant to the corporation laws of the United States or a State or territory or the District of Columbia." With regard to a statutory merger in which a controlled subsidiary of an acquiring corporation merges into the target corporation, (S)368(a)(2)(E) proves that such a merger will qualify as a (S)368(a)(1)(A) reorganization if certain requirements are met. Specifically, (S)368(a)(2)(E) provides as follows:
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STAT Healthcare, Inc.
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     STATUTORY MERGER USING VOTING STOCK OF CORPORATION CONTROLLING MERGED
     CORPORATION. -- A transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if --

          (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and

          (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Accordingly, the merger of a controlled subsidiary into a target corporation in exchange for stock of its parent will meet the requirements of this provision of the Code if: (a) after the transaction, the target corporation holds "substantially all" of its properties and properties of the merged corporation;
(b) the merged corporation is merged into the target corporation pursuant to state law; and (c) the target shareholders transfer "control" of the target corporation solely for voting stock of the acquiring corporation.

Statutory Requirements
----------------------

With respect to the first requirement of (S)368(a)(2)(E), (S)1.368-2(j)(3)(iii) of the Income Tax Regulations provides, in part, as follows:

     After the transaction, .... the surviving corporation must hold substantially all of its own properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction).  ....  The "substantially all"
     test applies separately to the merged corporation and to the surviving corporation .......
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STAT Healthcare, Inc.
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For Internal Revenue Service advance ruling purposes, Rev. Proc. 77-37, (S)3.01, provides that the "substantially all" requirement of (S)368(a)(2)(E) will be satisfied if:

     there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer.

This rule does not establish a minimum percentage below which the "substantially all" test will not be met, but merely provides guidelines for advance rulings./5/ For example, one court has held that 51 percent of a corporation's assets (consisting of all of its operating assets) was sufficient to meet the "substantially all" test. See James Armour, Inc., 43 T.C. 295 (1965).
                               ------------------

In the instant case, we assume that the "substantially all" requirement will be satisfied because STAT will retain all of its assets and the assets of the merged corporation after the proposed transaction, other than amounts necessary to pay reorganization expenses./6/ Transitory Sub, will hold only minimum capital and voting stock of AMR necessary to effectuate the proposed transaction. Further, it has been represented that STAT will retain sufficient properties to satisfy the "substantially all" test of Rev. Proc. 77-37, (S)3.01.

The next requirement is that the target's former shareholders must receive in the transaction voting stock of the merged corporation's parent in exchange for an amount of the stock of the surviving corporation that constitutes control as defined in Section 368(c). The amount of stock constituting control is measured immediately before the transaction. See Regs. (S)1.368-2(j)(3)(i).


________________________________
/5/ Section 2.03 of Rev.  Proc. 77-37 states that this operating rule does not
define the lower limits of   "substantially all of the properties" as a matter
of law.
/6/ Each party to the reorganization will pay its own expenses in connection with the transaction.
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STAT Healthcare, Inc.
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In Rev. Rul. 68-637, 1968-1 C.B. 158, an acquiring corporation acquired all of the assets of a target corporation in exchange for its voting stock in a Section 368(a)(1)(C) reorganization. The target corporation had outstanding options and warrants to purchase shares of its stock. Pursuant to the plan of reorganization, the acquiring corporation agreed to substitute its stock for stock of the target under the terms of the warrants and options issued by the target. The ruling held that the substitution of the target's obligation to issue stock was an assumption of a liability of the target and did not violate the "solely for voting stock" requirement of Section 368(a)(1)(C). In Rev. Rul. 69-142, 1969-1 C.B. 107, an acquiring corporation in a Section 368(a)(1)(B) reorganization exchanged its own debentures for all of the outstanding debentures of the target corporation. The ruling held that the exchange of debentures did not violate the solely for voting stock requirement because the exchange of stock for stock and the exchange of debentures for debentures were two separate transactions.

In Rev. Rul. 78-408, 1978-2 C.B. 203, the IRS addressed the tax consequences to warrant holders of a target corporations being acquired in a tax-free exchange. Specifically, the holders of warrants in the target corporation exchanged such warrants for warrants to acquire stock of the acquiring corporation. The IRS held that the exchange of the acquiring corporation's warrants of the target corporation did not violate the solely for voting stock requirement of Section 368(a)(1)(B). Accordingly, the assumption by AMR of the Options and the conversion of the Warrants into a right to purchase AMR stock will not violate the "solely for voting stock" requirement of Section 368(a)(2)(E) and AMR will acquire control of STAT solely for voting stock of AMR.

General Requirements
--------------------

In addition to the above, a corporation participating in a reorganization must, pursuant to (S)368(b), be a "party to the reorganization." Section 1.368-2(f) of the Regulations provides an example which states that all three corporations in a triangular merger are parties to the reorganization. In this case, STAT, AMR and Transitory Sub will be considered "parties to a reorganization."

Also for a transaction to qualify under (S)368, there must be a plan of reorganization pursuant to which the steps in the corporation readjustment are effectuated. A plan of reorganization is expressly required by (S)354, which grants tax-free treatment to reorganization exchanges only if they are made in pursuance of a plan. In this regard, Reg. (S)1.368-3(a) provides that:
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STAT Healthcare, Inc.
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     The plan of reorganization must be adopted by each of the corporations parties thereto; and the adoption must be shown by the acts of its duly constituted responsible officers, and appear upon the official records of the corporation.

In the instant case, since the Agreements have been executed, the requirement for a plan of reorganization will be satisfied.

Judicially Created Requirements
-------------------------------

As noted above, there are three additional tests that a transaction must satisfy in order to qualify as a reorganization within the meaning of (S)368(a).
These tests have their origin in court decisions and are now set forth in Reg.
(S)1.368-1(b), (c) and (d).

The first requirement is that the reorganization have a valid business purpose and not a tax avoidance purpose. Section 1.368-1(b) of the Regulations states that the reorganization provisions permit "certain ... exchanges incident to such readjustments of corporate structures ..., as are required by business exigencies ..." to be excepted from the general rule of taxation. Thus, a transaction will not be accorded reorganization treatment for tax purposes unless it serves a corporate business purpose. In this instance, unrelated parties dealing at arm's-length will enter into an agreement to merge that is intended to benefit all parties. Accordingly, the business purpose requirement of the Regulations should be met.

The second requirement is that a reorganization must result in a "continuity of the business enterprise under the modified corporate form." See Reg. (S)1.368-1(b). On this regard, Reg. (S)1.368-1(d) states that the transferee corporation must either (i) continue the transferor corporation's "historic business" or
(ii) "use a significant portion of [the transferor's] historic business assets in a business." It has been represented that STAT will continue to use the assets of STAT in an ongoing business. Furthermore, it has been represented that STAT's current business is its historic business. Based upon these representations, the continuity of business enterprise requirement of the Regulations should be met.

The third prerequisite set forth in the Regulations is the continuity of shareholder interest requirement. Specifically, Reg. (S)1.368-1(b) provides that there must be a continuing
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STAT Healthcare, Inc.
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equity interest on the part of those persons who, directly or indirectly, were owners of the acquired enterprise prior to the acquisition for the transaction to qualify as a tax-free reorganization. For purposes of advance rulings, the Service, in Rev. Proc. 77-37, (S)3.02, has stated that the continuity of interest requirement will be satisfied if:

     there is continuing interest through stock ownership in the acquiring
     [corporation] or transferee corporation [or its parent] ..... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date./6/

It is not necessary that 50 percent of the consideration received by each shareholder of the acquired corporation consist of stock of the acquiring corporation or that 50 percent in number of the shareholders of the acquired corporation receive stock of the acquiring corporation. All that is required is that at least 50 percent of the value of the entire consideration transferred by the acquiring corporation to the shareholders of the acquired corporation in the aggregate consists of stock of the acquiring corporation or its parent. See Rev. Rul. 66-224, 1966-2 C.B. 114.

Although the Service will not issue an advance ruling that a transaction qualifies as a reorganization unless the 50 percent test of Rev. Proc. 77-37 is satisfied, 50 percent is not the lower limit for determining whether the continuity of interest requirement is met. For instance, the Service has taken the position in a published ruling, Rev. Rul. 61-156, 1961-2 C.B. 62, that 45 percent qualifying consideration satisfied the continuity requirement. However, in a published Technical Advice Memorandum (TAM 7905011), the Service held that a continuing interest in an acquiring corporation by shareholders holding 34 percent of the stock of the acquired corporation did not represent sufficient continuity of interest to characterize the transaction as a reorganization under
(S)368.

In John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), the Supreme Court held
   -------------------------------
that sufficient continuity of interest existed when assets were transferred for consideration composed of 38 percent preferred stock and 62 percent cash. Moreover, in Ralph M. Heintz, 25 T.C. 132 (1955), the Service contended that a
             ---------------
reorganization existed when the

_____________________________
/7/ This rule is solely to provide guidance for advance ruling purposes. It does not, as a matter of law, define the lower limits of continuity of interest. See (S)2.03 of Rev. Proc. 77-37.
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STAT Healthcare, Inc.
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consideration transferred to the acquired corporation's shareholders consisted of 37-1/2 percent stock and 62-1/2 percent cash.

The continuity of interest requirement as developed by the courts involves two distinct elements: (a) the qualitative nature of the consideration given by the transferee (or its parent); and (b) the proportion or amounts thereof that consist of "continuity-preserving" interests. See Bittker and Eustice, Federal
                                                                        -------
Income Taxation of Corporations and Shareholders (P)12.21[2][b], p. 12-27 (6th
------------------------------------------------
Ed. 1993). With respect to the former, only an equity interest evidenced by common or preferred stock, whether voting or nonvoting, qualifies. With respect to the latter, the proportion in question represents the proportion of equity consideration to aggregate consideration received for the transferred assets. See Bittker and Eustice, supra, at p. 12-28. In the instant case, the
                         -----
shareholders of STAT (other than dissenters) will receive solely voting stock of AMR in exchange for their STAT stock. Accordingly, the first element set forth above should be met.

With regard to the second element, certain large shareholders of STAT and the management of STAT have represented that they are aware of no plan or intent to sell or otherwise dispose of the stock of STAT after the proposed transaction in an amount that would violate the 50 percent standard of Rev. Proc. 77-37, as set forth above. Accordingly, the continuity of interest requirement should be met in the instant case.

Operative Code Sections
-----------------------

Section 354(a)(1) provides that no gain or loss shall be recognized if stock in a corporation which is a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in another corporation which is a party to the reorganization. Therefore, the STAT shareholders should not recognize gain or loss upon the receipt of the AMR stock in exchange for their STAT common stock.

Exchanging shareholders in a (S)354 exchange determine their basis for property acquired in the exchange under (S)358(a) which provides that the basis of stock received shall be the same as the basis of the stock transferred, decreased by the fair market value of any boot received, and increased by the amount of any gain recognized on the exchange. Accordingly, the basis of the AMR Common Stock received by the STAT shareholders will be equal to the basis of the STAT common stock surrendered in exchange therefor.
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Section 1223(l) provides that the holding period of property acquired in a nontaxable exchange can be computed by adding or tacking on the time that the old asset was held to the time the acquired asset was held if the property exchanged was a capital asset or a "(S)1231 asset" and the basis of the property received has the same basis as the property exchanged. Therefore, the holding period of the AMR Common Stock received by the STAT shareholders will include the holding period of the STAT common stock.

Section 361 provides that no gain or loss shall be recognized if a corporation, a party to a reorganization, exchanges property, in pursuance of a plan of reorganization, solely for stock in another corporation a party to the reorganization. For the purposes of (S)361, (S)357(a) provides that the assumption of a transferor corporation's liabilities or the taking of property subject to liabilities will not constitute money or other property. In the instant case, Transitory Sub will recognize no gain or loss upon the merger with STAT.

Section 1032 provides that no gain or loss will be recognized to a corporation on the receipt of property in exchange for stock of such corporation. Thus, STAT will recognize no gain or loss on the receipt of the Transitory Sub assets in exchange for its stock.

Fractional Shares
-----------------

If fractional shares are not issued in the proposed transaction, and an adjustment is necessary to eliminate the need therefor, cash received by a STAT shareholder in lieu of a fractional share interest in AMR common stock will be treated as having been received in full payment for such fractional share interest subject to the provisions and limitations of (S)302. Rev. Proc. 77-41, 1977-2 C.B. 574, amplifies Rev. Proc. 77-37, by including a statement that:

     A ruling will usually be issued under (S) 302(a) ... that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations .... will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration.

In the instant case, since the conditions of Rev. Proc. 77-41 appear to be met, the receipt of cash in lieu of fractional shares will be treated under (S)302(a) resulting in long term
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STAT Healthcare, Inc.
December__,1996



capital gains, provided the STAT stock exchanged therefor was a capital asset held for more than 12 months.

                                     CAVEAT
                                     ------

No opinions are provided with respect to issues not specifically set forth in the "OPINION" section of this letter. Our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to STAT or the STAT shareholders including, but not limited to, income, franchise, sales, use, excise or transfer taxes which effect may be significant. Further, no opinion is rendered, expressed or implied with respect to the tax consequences to any other party as a result of the proposed transaction including the holders of the warrants and stock options to acquire STAT stock. In particular, KPMG expresses no opinion regarding the tax to the holders of the Options and Warrants, respectively, as a result of the Merger.

This opinion letter sets forth our views based on the completeness and accuracy of the above stated facts and any assumptions that were included. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.
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Page 17
STAT Healthcare, Inc.

December__,1996




Our opinion is effective as of the date hereof.

                                 * * * * * * *

Very truly yours,

KPMG Peat Marwick LLP